Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Chromocell Therapeutics Corporation on Form S-1 of our report dated September 6, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the carve-out financial statements of Chromocell Therapeutics Corporation as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the carve-out financial statements includes an emphasis of matter paragraph as to the preparation of the financial statements on a carve-out basis.

/s/ Marcum llp

Marcum llp

Houston, Texas

January 11, 2023